UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Hornbeck Offshore Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hornbeck Offshore Services, Inc.

June 3, 2004

Dear Fellow Stockholders:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Hornbeck Offshore Services, Inc. to be held at the Pan-American Life Conference Center, 601 Poydras Street, New Orleans, Louisiana 70130, on Wednesday, June 30, 2004, at 9:00 a.m., Central Daylight Time. For those of you who cannot be present at this Annual Meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board of Directors’ recommendations.

This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. You will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and to ask questions about our operations and the Company.

Our Annual Report to Stockholders, which is not part of the Proxy Statement, is also enclosed and provides additional information regarding our financial results for the fiscal year ended December 31, 2003.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and mail promptly the enclosed proxy card in the envelope provided. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.

On behalf of our Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Todd M. Hornbeck
President and Chief Executive Officer

Hornbeck Offshore Services, Inc.

Notice of 2004 Annual Meeting of Stockholders

June 3, 2004

Notice is hereby given that the 2004 Annual Meeting of Stockholders of Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 30, 2004 at 9:00 a.m., Central Daylight Time, at the Pan-American Life Conference Center located at 601 Poydras Street, New Orleans, Louisiana 70130 for the following purposes, as more fully described in the accompanying Proxy Statement.

1.	To elect three Class I directors to serve on the Company’s Board of Directors for a term of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal year 2004.

3.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each stockholder’s vote is counted at the meeting, stockholders are requested to complete, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Stockholders attending the meeting may vote in person even if they have previously returned proxy cards.

Only stockholders of record as of the close of business on May 28, 2004 are entitled to receive notice of and to vote at the meeting and any postponement(s) or adjournment(s) thereof. A list of such stockholders shall be open to the examination of any stockholder of record at the Pan-American Life Conference Center during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board of Directors,

Todd M. Hornbeck
Secretary
Covington, Louisiana
June 3, 2004

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES IN MORE THAN ONE NAME, OR IF YOUR STOCK IS REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, SIGN AND RETURN EACH OF THE PROXY CARDS YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

PROXY STATEMENT

June 3, 2004

General Information

The 2003 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about June 8, 2004.

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Hornbeck Offshore Services, Inc. (“Hornbeck Offshore” or the “Company”), for the 2004 Annual Meeting of Stockholders to be held on June 30, 2004, and any postponement(s) or adjournment(s) of the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy are first being mailed to stockholders on or about June 8, 2004.

Record Date and Voting Securities

Stockholders of record as of the close of business on May 28, 2004 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. There were 20,783,328 shares of common stock issued and outstanding on the Record Date. Each outstanding share of common stock is entitled to one vote upon each matter properly submitted to a vote at the meeting. The closing sale price of common stock as reported on the New York Stock Exchange, or NYSE, on the Record Date was $10.23 per share.

The affirmative vote of a majority of the shares of common stock entitled to vote thereat and represented in person or by proxy at a meeting at which a quorum is present is required to approve each of the matters to be acted upon at the Annual Meeting, including the election of directors. Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal to be acted upon at the Annual Meeting.

Quorum

Except as may be otherwise required by law or the Company’s Second Restated Certificate of Incorporation (“Charter”) or Third Restated Bylaws (“Bylaws”), the holders of a majority of the Company’s shares of common stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of the stockholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will be Voted on Actions to be Taken

The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications, your proxy representing our common stock will be voted:

•	“FOR” each of the proposed director nominees, and

•	“FOR” the ratification of the appointment of the independent auditors.

We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Mellon Investor Services, LLC to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Mellon’s services will be $4,500 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 by no later than March 2, 2005.

If you want to present a proposal at the 2005 Annual Meeting in person but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by May 14, 2005 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary for a copy of our Bylaws. Pursuant to the rules of the Securities Exchange Act of 1934, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2005 Annual Meeting if the stockholder making the proposal has not given the Company timely notice of such proposal.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the Annual Meeting of Stockholders, we are required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Hornbeck Offshore stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana, 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.

Proposal 1. Election of Directors

Term of Directors

Our Charter and Bylaws provide that the board of directors is classified into three classes (designated as Class I directors, Class II directors and Class III directors), with members of each class holding office for staggered three-year terms. Vacancies on the board resulting from death, resignation, disqualification, removal or other causes may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the board, or by a sole remaining director.

There are currently three Class I directors, whose terms expire at the 2004 Annual Meeting of Stockholders, two Class II directors, whose terms expire at the 2006 Annual Meeting of Stockholders, and two Class III directors, whose terms expire at the 2005 Annual Meeting of Stockholders, or, in all cases, until their successors are duly qualified and elected or until their earlier death, resignation or removal in accordance with the Bylaws.

Director Nominees and Voting

The board of directors has nominated for election as directors the three persons named below. Our Bylaws require that our directors be stockholders of the Company. Each of the nominees for election as Class I directors is currently on the board and has indicated his willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the board. If elected at the Annual Meeting, each of the three nominees will serve until the 2007 Annual Meeting (subject to the election and qualification of his successor and to his earlier death, resignation or removal). See “Nomination Process” below for additional information on the nomination of directors.

If a quorum is present at the Annual Meeting, the directors will be elected by the affirmative vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes shall be counted as votes against the director nominees. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, the board’s proxies shall vote such shares for the election of such substitute nominee as the board of directors may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.

The names, ages as of May 1, 2004, principal occupations and other information concerning each nominee for Class I director, are set forth below.

Bernie W. Stewart, 59, has served as one of our directors since November 2001 and was appointed Chairman of the Board in February 2002. Mr. Stewart was Senior Vice President, Operations of R&B Falcon Corporation, a contract drilling company, and President of R&B Falcon Drilling U.S., its domestic operating subsidiary, from May 1999 until R&B Falcon Corporation (NYSE:FLC) merged with Transocean Sedco Forex Inc. (NYSE:RIG) in January 2001. Between April 1996 and May 1999, he served as Chief Operating Officer of R&B Falcon Holdings, Inc. and as its President from January 1998. From 1993 until joining R&B Falcon Holdings, he was Senior Vice President and Chief Operating Officer for the original

Hornbeck Offshore Services, Inc., a publicly traded offshore service vessel company, where he was responsible for overall supervision of the company’s operations. From 1986 until 1993, he was President of Western Oceanics, Inc., an offshore drilling contractor. Since leaving R&B Falcon Corporation upon its merger with Transocean Sedco Forex, Mr. Stewart has been an independent business consultant. From February 27, 2002 to February 27, 2003, Mr. Stewart advised the Company under an advisory services agreement discussed below.

Bruce W. Hunt, 46, has served as one of our directors since August 1997. He has been President of Petrol Marine Corporation since 1988 and President and Director of Petro-Hunt, L.L.C. since 1997, each of which is an energy-related company. Mr. Hunt served as a director of the original Hornbeck Offshore Services, Inc., a publicly traded offshore service vessel company, from November 1992 to March 1996.

Andrew L. Waite, 43, has served as one of our directors since November 2000. He was appointed to our board as the designee of SCF-IV, L.P. in accordance with a stockholders’ agreement. Mr. Waite is a Managing Director of L.E. Simmons & Associates, Incorporated and has been an officer of that company since October 1995. He was previously Vice President of Simmons & Company International, an investment banking firm serving the energy industry, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and management positions with the Royal Dutch/Shell Group, an integrated oil and gas company. He currently serves as a director of Oil States International, Inc. (NYSE:OIS), a diversified oilfield equipment and service company.

The board of directors unanimously recommends that the stockholders vote “FOR” the election of its nominees.

Incumbent Class II Directors

The names, ages as of May 1, 2004, principal occupations and other information concerning each Class II director, are set forth below.

Larry D. Hornbeck, 65, has served as one of our directors since August 2001. An executive with over 30 years’ experience in the offshore supply vessel, or OSV, business worldwide, Mr. Hornbeck was the founder of the original Hornbeck Offshore Services, Inc., a publicly traded offshore service vessel company with over 100 vessels operating worldwide. From its inception in 1981 until its merger with Tidewater Inc. (NYSE:TDW), Mr. Hornbeck served as Chairman of the Board, President and Chief Executive Officer of the original Hornbeck Offshore Services, Inc. Following the merger, Mr. Hornbeck served as a director of Tidewater from March 1996 until October 2000. From 1969 to 1980, Mr. Hornbeck was Chairman, President and Chief Executive Officer of Sealcraft Operators, Inc., a publicly held, specialty service OSV company operating worldwide. Mr. Hornbeck is the father of Todd M. Hornbeck and serves as a board designee for Todd M. Hornbeck and Troy A. Hornbeck, his sons, in accordance with a stockholders’ agreement.

David A. Trice, 56, joined our board of directors in October 2002. Mr. Trice has served as the President of Newfield Exploration Company (NYSE:NFX), an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties since May 1999. At Newfield, he has also served as the Chief Executive Officer and as a director since February 2000. From May 1999 to February 2000, he served as its Chief Operating Officer and from July 1997 to May 1999, he served as its Vice

President—Finance and International. Mr. Trice served as the President, Chief Executive Officer and Director of the Huffco Group, an international exploration and production company, from 1991 to July 1997.

Incumbent Class III Directors

The names, ages as of May 1, 2004, principal occupations and other information concerning each Class III director, are set forth below.

Todd M. Hornbeck, 35, has served as our President and Secretary and as a director since our formation in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, he was appointed Chief Executive Officer. Mr. Hornbeck worked for the original Hornbeck Offshore Services, Inc., a publicly traded offshore service vessel company, from 1991 to 1996, serving in various positions relating to business strategy and development. Following the merger of Hornbeck Offshore Services, Inc. with Tidewater in March 1996, he accepted a position as Marketing Director—Gulf of Mexico with Tidewater, where his responsibilities included managing relationships and overall business development in the U.S. Gulf of Mexico region. He remained with Tidewater until our formation. Mr. Hornbeck is the son of Larry D. Hornbeck and serves as a board designee for himself and his brother, Troy A. Hornbeck, in accordance with a stockholders’ agreement. Mr. Hornbeck currently serves on the Board of Directors of both the National Ocean Industries Association (NOIA) and the Offshore Marine Service Association (OMSA), and is a member of the International Support Vessel Owners’ Association (ISOA).

Patricia B. Melcher, 44, joined our board of directors in October 2002. Ms. Melcher has served as the President of Allegro Capital Management, Inc., a privately-owned investment company focused on private equity investments in and consulting to energy-related companies, since 1997, and served as Interim CEO of Petrocom Energy Ltd., a privately held energy trading firm, from October 1, 2003 to April 1, 2004. From 1989 to 1994, she worked for SCF Partners, L.P., an investment fund sponsor specializing in private equity investments in oilfield service companies, and from 1995 to 1997, she served as a board member and advisory board member of its general partner, L. E. Simmons & Associates, Incorporated. From 1986 to 1989, Ms. Melcher worked for Simmons & Company International, an investment banking firm serving the energy industry.

Board Structure, Committee Composition and Meetings

As of the date of this proxy statement, the size of our board of directors was fixed at nine and, following the recent resignations of Richard W. Cryar and Christian G. Vaccari as directors, the board consisted of seven members. The board has not yet met to decide whether the above vacancies will be filled by the board or if the size of the board will be reduced to seven. The next scheduled meeting of the board will be on June 30, 2004, the date of the 2004 Annual Meeting of Stockholders.

Our board has a standing compensation committee and audit committee. The board is not currently required to have a standing nominating and corporate governance committee, but it expects to create such a committee on or before the date of the 2004 Annual Meeting. The board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of the NYSE.

During 2003, our board of directors held ten meetings and took action by unanimous written consent two times. All of the directors attended at least 75% of the aggregate number of meetings of the board of directors and of each committee of the board on which they served. Although we do not have a formal policy with respect to director attendance at Annual Meetings, all directors are expected to attend. All of our directors attended our last Annual Meeting of Stockholders, which was conducted while the Company was still privately-held.

Committees of the Board of Directors

Compensation Committee

Our board of directors has a compensation committee comprised of Messrs. Stewart, Hunt and Trice, which:

•	reviews and recommends to the board of directors the compensation and benefits of our executive officers;

•	establishes and reviews general policies relating to our compensation and benefits; and

•	administers our Incentive Compensation Plan.

Each member of the compensation committee meets the independence requirements of the NYSE. The compensation committee met three times during 2003 and took action by unanimous written consent two times.

Audit Committee

The board of directors has also established an audit committee currently comprised of Ms. Melcher and Messrs. Hunt and Stewart. The audit committee operates under a written charter adopted by the board of directors. The board has determined that each director currently serving on the audit committee meets the independence requirements of the NYSE and satisfies the financial literacy requirements of the NYSE. Pursuant to such independence requirements, Larry D. Hornbeck, who served on the audit committee in 2003, resigned from the committee in connection with the Company’s initial public offering and listing with the NYSE. The board has also determined that Ms. Melcher qualifies as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, based on her previous experiences as an investment banker and in other finance-related capacities, as described in her biographical information under “Incumbent Class III Directors” above. The audit committee met four times during 2003.

The audit committee selects and engages the independent public accountants to audit our annual financial statements, subject to ratification by our stockholders. The audit committee also establishes the scope of, and oversees, the annual audit and approves any other services provided by public accounting firms. Furthermore, the audit committee provides assistance to the board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and oversees our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the board have established. In doing so, it is the responsibility of the committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of the company. See “Audit Committee Report” below for further information on the functions of the audit committee.

Nominating and Governance Committee

The board does not currently have a standing nominating and governance committee or a committee performing similar functions, and, accordingly does not have a charter for such committee. The entire board participated in the consideration of the director nominees, and the board believes that its consideration and recommendation to the stockholders of the three director nominees for election to the board was appropriate. The board, excluding director nominees currently serving on the board, has two directors that meet the independence requirements of the NYSE. The board will meet on the date of the Annual Meeting to, among other things, establish a nominating and corporate governance committee and adopt a charter setting forth the requirements for committee membership, including independence and other requirements mandated by the NYSE, their duties and responsibilities.

Nomination Process

The members of the board, other than incumbent director nominees, discuss the qualifications of the director nominees and the needs of the Company. The board will consider nominees recommended by the directors, officers and stockholders of the Company. In evaluating director candidates, the board considers factors that are in the best interests of the Company and its stockholders, including, but not limited to, the knowledge, experience, integrity and judgment of possible candidates for nomination as directors; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the board desires to have represented on the board, including familiarity with and experience in our specific industry; the NYSE’s requirements for directors, including any applicable independence standards and other qualifications and experience; each candidate’s ability to devote sufficient time and effort to his or her duties as a director of the Company and, where applicable, prior service as a director of the Company. There are, however, no stated minimum criteria for director nominees, except that they each be a stockholder of the Company.

As provided in the Company’s Bylaws, the board is authorized to nominate and elect a new director when a vacancy occurs between Annual Meetings of Stockholders.

Stockholder Nominations for Directors

The board will consider candidates for director nominees that are recommended by stockholders of the Company in accordance with the procedures set forth in its Bylaws. Any such nominations should be submitted to the board of directors care of the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 and accompany it with the following information:

•	appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholder(s).

The written recommendation should be submitted in the time frame described under the caption “Stockholder Proposals” above.

Stockholder Communications

The board of directors does not have a formal process by which stockholders may send communications to the board, but any stockholder who wishes to send communications to the board should deliver such communications to the Corporate Secretary of the Company at its principal executive offices located at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The Corporate Secretary shall be responsible for determining, in consultation with other executive officers of the Company and advisors, as appropriate, which (and the manner that) stockholder communications will be relayed to the board. The board will meet on the date of the 2004 Annual Meeting to, among other things, adopt a formal process for such communications.

Compensation of Directors

Directors who are also our employees receive no additional compensation for serving as directors or committee members.

The board of directors has approved a compensation plan applicable to our non-employee directors, including any advisory directors. Each non-employee director is entitled to receive a total annual retainer of $20,000, paid quarterly. Each non-employee director is also entitled to receive $1,200 for each board meeting attended in person and $800 for each board meeting attended by telephonic communications. Board committee members are entitled to receive $600 for each committee meeting attended, with the committee chairman entitled to receive $800 for each committee meeting attended. Committee members must attend meetings in person or by telephonic communications to receive the applicable compensation. Non-employee directors are entitled to receive a minimum annual grant of 2,000 options to purchase common stock with such options being granted under the Incentive Compensation Plan. The minimum annual grant is subject to annual review and may be increased at the discretion of the compensation committee. After three years of service as a non-employee director, a non-employee director and his immediate family may elect to participate in the same insurance benefit programs sponsored by the company on the same monetary terms as the executive officers. Effective May 6, 2003, the board of directors approved a modification to the compensation plan to provide that in lieu of the cash compensation described above, the chairman of the board be paid $1,800 for each regularly scheduled board meeting attended in person or by telephonic communication and $1,500 for each special board meeting attended in person or by telephonic communication. All directors are reimbursed for their out-of-pocket expenses incurred in connection with serving on our board.

The non-employee director compensation plan also provides for longevity service awards to non-employee directors. Upon completion of three years of service as a non-employee director following adoption of the compensation plan in July 2002, a director will be granted options to purchase the number of shares of common stock equaling 25% of the options granted to such director over the previous three years. Upon completion of five years of service as a non-employee director, a director will be granted options to purchase the number of shares of common stock equaling 50% of the options granted to such director over the previous five years less the number of shares covered by the options awarded to such director after three years of service. Thereafter, upon completion of each successive period of five years of service, a non-employee director will be granted options to purchase the number of shares of common stock equaling 50% of the options granted to such director over the previous five years.

In addition to the cash compensation received for their service as directors during 2003 under the terms of the plan described above, in March 2004 each of Ms. Melcher and Messrs. Larry Hornbeck, Hunt, Stewart, Trice and Waite were granted options to purchase shares of our common stock. Although the plan provides for the grant of options to purchase a minimum of 2,000 shares of common stock, as permitted under the plan, the compensation committee elected to award such directors options to purchase 4,000 shares of our common stock at an exercise price of $13.83 per share. One third of these options will become exercisable on each of the first three anniversaries of the date of grant.

On February 27, 2002, we entered into an advisory agreement with Bernie W. Stewart, our Chairman of the Board. Under the terms of this agreement, Mr. Stewart advised and made recommendations to our executive officers and board of directors on matters relating to our business, including our operations, finances, strategic planning and acquisitions. Mr. Stewart provided these services on a full-time basis through May 31, 2002 and on a part-time basis through February 27, 2003, at which time the agreement expired. He received $20,000 per month for his full-time advisory services and $8,335 per month for his part-time services. Under the terms of his advisory agreement, Mr. Stewart was granted options to purchase 4,000 shares of our common stock at an exercise price of $6.63 per share. Also under the terms of the advisory agreement, Mr. Stewart purchased 30,189 shares of our common stock at a purchase price of $6.63 per share, and, upon such purchase, we granted Mr. Stewart an option to purchase an additional 15,094 shares of our common stock at a purchase price of $6.63 per share, to be exercised in accordance with, and subject to the terms of our Incentive Compensation Plan. Mr. Stewart has agreed that for a period of two years following the expiration of the agreement, he will not solicit any of our employees, customers, suppliers or sales agents to terminate their relationship with us or employ or cause any of our competitors to employ any person who is or was recently one of our employees, sales representatives, contractors, advisors or agents.

Proposal 2. Selection and Ratification of the Independent Auditors

Our audit committee and board of directors seek stockholder ratification of the reappointment of Ernst & Young LLP to act as the independent auditors of our consolidated financial statements for the 2004 fiscal year. If the stockholders do not ratify the appointment of Ernst & Young, the audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the 2004 Annual Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

If a quorum is present at the Annual Meeting, the selection of the independent auditors will be ratified by the affirmative vote of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes shall be counted as votes against the ratification of the independent auditors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the ratification of the selection of the independent auditors.

The board of directors unanimously recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors.

The Company had previously engaged Arthur Andersen LLP as its independent auditors, but effective on June 24, 2002, it dismissed Arthur Andersen and hired Ernst & Young as its new independent auditors. The decision to change the independent auditors was approved by the board upon the recommendation of the audit committee. The initial engagement of Ernst & Young was to reaudit each of the three years in the period ended December 31, 2001.

Arthur Andersen’s reports on our consolidated financial statements for the years ended December 31, 2001 and 2000, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, during the two years ended December 31, 2001 and the subsequent interim period preceding the decision to change independent auditors, there was no disagreement with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods, and there were no other events relating to Arthur Andersen’s service as our independent auditors that would have required disclosure under applicable Securities and Exchange Commission, or Commission, regulations.

The Company did not consult Ernst & Young on any financial or accounting reporting matters in the period before its appointment.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2002, and fees billed for other services rendered by Ernst & Young during those periods.

	Year Ended December 31,
	2003	2002
Audit fees (1)	$125,101	$290,751
Audit related fees (2)	148,165	99,450
Tax fees (3)	26,300	50,600

Total	$299,566	$440,801

(1)	Audit fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation. Audit fees for 2002 includes assurance services for re-audits of 2001, 2000 and 1999 that were previously audited by Arthur Andersen.
(2)	Audit related fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(3)	Tax fees: Consists of tax compliance and preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance related to the impact of mergers and acquisitions, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.

The audit committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.

Our Executive Officers

The names, ages as of May 1, 2004, position and other information concerning our executive officers are set forth below.

Name	Age	Position
Todd M. Hornbeck	35	President, Chief Executive Officer and Secretary
Carl G. Annessa	47	Vice President and Chief Operating Officer
James O. Harp, Jr.	43	Vice President and Chief Financial Officer
Timothy P. McCarthy	36	Controller
Paul M. Ordogne	52	Treasurer

Todd M. Hornbeck has served as our President and Secretary and as a director since our formation in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, he was appointed Chief Executive Officer. Please refer to “Incumbent Class III Directors” above for additional information with respect to Mr. Hornbeck’s background and experience.

Carl G. Annessa has served as our Vice President of Operations since September 1997. In February 2002, he was appointed Vice President and Chief Operating Officer. Mr. Annessa is responsible for operational oversight and design and implementation of our vessel construction programs. Prior to joining us, he was employed for 17 years by Tidewater, Inc. in various technical and operational management positions, including management of large fleets of OSVs in the Arabian Gulf, Caribbean and West African markets, and was responsible for the design of several of Tidewater’s vessels. Mr. Annessa was employed for two years by Avondale Shipyards, Inc. as a naval architect before joining Tidewater. Mr. Annessa received a degree in naval architecture and mechanical engineering from the University of Michigan in 1979.

James O. Harp, Jr. has served as our Vice President and Chief Financial Officer since January 2001. Prior to joining us, Mr. Harp served as Vice President in the Energy Group of RBC Dominion Securities Corporation, an investment banking firm, from August 1999 to January 2001 and as Vice President in the Energy Group of Jefferies & Company, Inc., an investment banking firm, from June 1997 to August 1999. During his investment banking career, Mr. Harp worked extensively with marine-related oil service companies, including as our investment banker in connection with our private placement of common stock in November 2000. From July 1982 to June 1997 he served in a variety of capacities, most recently as Tax Principal, with Arthur Andersen LLP, and had a significant concentration of international clients in the oil service and maritime industries. Since April 1992, he has also served as Treasurer and Director of SEISCO, Inc., a privately-held seismic brokerage company.

Timothy P. McCarthy has served as our Controller since May 2002. Prior to joining us, Mr. McCarthy served in a variety of capacities, most recently as an Audit Manager, in the assurance practice section of the New Orleans office of Arthur Andersen LLP from July 1994 to May 2002. Previously, he served in the foreign joint interest accounting group with Ocean Drilling and Exploration Company. Mr. McCarthy is a certified public accountant in Louisiana and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants.

Paul M. Ordogne has served as our Treasurer since our formation in June 1997. Until May 2002, he also served as our Controller. From 1980 to June 1997, he worked for Cari Investment Company, a privately owned holding company for energy-related investments, serving in various financial and accounting positions, including those of controller and assistant treasurer. Mr. Ordogne is a certified public accountant.

Executive Compensation

The following table sets forth compensation information for the chief executive officer and our other executive officers whose total annual salary and bonus exceeded $100,000 for the years ended December 31, 2003, 2002, and 2001.

Summary Compensation Table

Name and Position(1)	Fiscal Year	Annual Compensation				Long-Term Compensation Awards	All Other Compensation (7,8,9,10)
		Salary(2)	Bonus(3)	Other Annual Compensation(4)		Securities Underlying Options(5,6,7)
Todd M. Hornbeck President, Chief Executive Officer And Secretary	2003 2002 2001	$240,000 200,000 195,833	$169,553 279,753 400,000	$	— — —	60,000 51,000 —	$1,254 2,873 1,940

Carl G. Annessa Vice President and Chief Operating Officer	2003 2002 2001	200,000 170,000 155,000	103,219 178,342 240,000		— — —	34,000 17,000 —	4,112 2,386 1,953

James O. Harp, Jr. Vice President and Chief Financial Officer	2003 2002 2001	185,000 170,000 163,571	95,477 178,342 255,000		— — —	32,000 17,000 40,000	3,720 1,131 1,103

Timothy P. McCarthy Controller	2003 2002	112,500 59,500	38,500 20,000		— —	6,000 11,600	2,563 359

Paul M. Ordogne Treasurer	2003 2002 2001	116,000 116,000 115,000	20,000 20,000 42,665		— — —	2,000 — —	2,906 1,765 1,541

(1)	Mr. Harp joined us as our Vice President and Chief Financial Officer in January 2001. Effective February 27, 2002, Mr. Hornbeck, who had been serving as our President and Chief Operating Officer, was appointed to the additional position of Chief Executive Officer and Mr. Annessa was appointed to the additional position of Chief Operating Officer. Mr. McCarthy joined us as our Controller on May 27, 2002. Mr. Ordogne had also served as our Controller until May 2002.
(2)	For 2001, the salary amount for Mr. Harp reflects his compensation from his date of hire of January 15, 2001. For 2002, the salary amount for Mr. McCarthy reflects his compensation from his date of hire of May 27, 2002.
(3)	Bonuses were paid in 2002, 2003 and 2004 as compensation for services provided in 2001, 2002 and 2003, respectively.
(4)	None of the perquisites and other benefits paid to each named executive officer exceeded the lesser of $50,000 or 10.0% of the total annual salary and bonus received by each named executive officer.
(5)	In connection with the adoption of our Incentive Compensation Plan for executive officers, we granted options in 2001, in part as compensation for services provided in 2000, to Messrs. Hornbeck, Annessa and Ordogne to purchase 50,000, 30,000 and 20,000 shares, respectively, of our common stock at an exercise price of $6.63 per share. In addition, Mr. Harp was granted options upon commencement of his employment in January 2001 to purchase 40,000 shares of our common stock at an exercise price of $6.63 per share.
(6)	In connection with our Incentive Compensation Plan, we granted options in 2003, in part for services rendered in 2002, to Messrs. Hornbeck, Annessa, Harp and McCarthy to purchase shares of our common stock at an exercise price of $11.20 per share. In addition, Mr. McCarthy was granted options upon commencement of his employment in May 2002 to purchase 8,000 shares of our common stock at an exercise price of $6.63 per share.
(7)	In connection with our Incentive Compensation Plan, we granted options in 2004, in part for services rendered in 2003, to Messrs. Hornbeck, Annessa, Harp, McCarthy and Ordogne to purchase shares of our common stock at an exercise price of $13.83 per share.
(8)	For 2001, these amounts represent (i) employer matching contributions made under our 401(k) savings plan in the amount of $1,517, $1,530, $680 and $1,118 for Messrs. Hornbeck, Annessa, Harp and Ordogne, respectively, and (ii) premiums of $423, $423, $423 and $423 for Messrs. Hornbeck, Annessa, Harp and Ordogne, respectively, associated with life insurance policies.
(9)	For 2002, these amounts represent (i) employer matching contributions made under our 401(k) savings plan in the amount of $2,200, $1,956, $701, $277 and $1,335 for Messrs. Hornbeck, Annessa, Harp, McCarthy and Ordogne, respectively, and (ii) premiums of $673, $431, $431, $82 and $431 for Messrs. Hornbeck, Annessa, Harp, McCarthy and Ordogne, respectively, associated with life insurance policies.
(10)	For 2003, these amounts represent (i) employer matching contributions made under our 401(k) savings plan in the amount of $864, $3,722, $3,330, $2,433 and $2,516 for Messrs. Hornbeck, Annessa, Harp, McCarthy and Ordogne, respectively, and (ii) premiums of $390, $390, $390, $130 and $390 for Messrs. Hornbeck, Annessa, Harp, McCarthy and Ordogne, respectively, associated with life insurance policies.

The policies and practices of the Company pursuant to which the compensation set forth in the Summary Compensation Table above was paid or awarded are described under “Compensation Committee Report on Executive Compensation” below.

Option Grants

During the year ended December 31, 2003, other than as described below, we did not grant any options to acquire shares of our common stock to the executive officers named in the Summary Compensation Table above.

Name	Number of Securities Underlying Options Granted(1)(2)	% of Total Options Granted in Fiscal Year	Exercise or Base Price ($/ Share)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(4)
					5%	10%
Todd M. Hornbeck	51,000	27%	$11.20	March 13, 2013	930,425	1,481,545
Carl G. Annessa	17,000	9%	$11.20	March 13, 2013	310,142	493,849
James O. Harp, Jr.	17,000	9%	$11.20	March 13, 2013	310,142	493,849
Timothy P. McCarthy	3,600	2%	$11.20	March 13, 2013	65,677	104,580

(1)	Does not include options granted in early 2004, in part for services rendered in 2003, in the following amounts; 60,000 for Mr. Hornbeck; 34,000 for Mr. Annessa; 32,000 for Mr. Harp; 6,000 for Mr. McCarthy and 2,000 for Mr. Ordogne. The options were granted at an exercise price of $13.83 per share and one-third of these options become exercisable on each of the first, second and third anniversaries of the date of grant.
(2)	One-third of these options become exercisable on each of the first, second, and third anniversaries of the date of grant.
(3)	The options referenced in the table above and in footnote 1 were granted at or above the fair market value of our common stock on the date of grant.
(4)	In accordance with the rules of the Commission, the gains or “option spreads” that would exist for the respective options granted are shown. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent our estimate or projection of future appreciation.

Option Values

The following tables show information with respect to the exercise of options to purchase our common stock and all unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 2003. None of the executive officers named in the Summary Compensation Table have exercised any options to purchase our common stock during 2003.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Todd M. Hornbeck(2)	—	—	53,000	49,500	$340,625	$174,150
Carl G. Annessa	—	—	44,000	33,000	292,800	116,100
James O. Harp, Jr.	—	—	26,667	30,333	156,667	100,433
Timothy P. McCarthy	—	—	2,000	9,600	11,750	39,930
Paul M. Ordogne	—	—	22,520	7,680	150,505	45,120

(1)	As provided for under Statement of Financial Accounting Standards, SFAS, No. 123, “Accounting for Stock-Based Compensation” we account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees.” For all periods presented, we have used the intrinsic value method in which compensation costs for stock options, if any, is measured as the excess of the estimated fair value market price of our common stock at the date of grant over the amount an employee must pay to acquire the stock.
(2)	Does not include options to purchase 102,500 shares that are held in Mr. Hornbeck’s name for the benefit of Mr. Hornbeck’s former spouse, over which he does not have any economic interest.

Compensation Committee Report on Executive Compensation

The compensation committee is composed entirely of independent directors in accordance with NYSE rules. See “Committees of the Board of Directors—Compensation Committee.” The board designates the members and the chairman of the committee. The compensation committee is responsible for establishing and administering the Company’s plan and policies governing annual cash compensation and incentive awards.

Executive Compensation Philosophy

In determining executive compensation, the compensation committee employs compensation policies designed to align compensation with the Company’s overall business strategy and objectives. The plan and policies are intended to:

•	Attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Company,

•	Support a performance-oriented environment that rewards achievement of internal Company goals, and

•	Reward executives for long-term strategic management and enhancement of stockholder value.

As part of the implementation of its compensation plan, the Company has entered into long-term employment contracts with its three most senior executive officers (i.e., Chief Executive Officer, Chief Operating Officer and Chief Financial Officer). See “Employment Agreements” below. From time to time, the committee may seek the advice of outside consultants in evaluating Company compensation as compared to peers within the same industry or of similar size or stage of development.

Base Salary. Salary ranges and individual salaries for executive officers are reviewed annually. In determining individual salaries, the committee considers the scope of the executive’s job responsibilities, individual contributions, market conditions, the Company’s then current budget and current compensation as compared to peer companies.

Annual Incentives. Annual cash incentives are based on performance against the Company’s goals that are established at the beginning of the year. These goals are aligned with the goals stated in the Company’s annual budget, including financial goals based on the objective standards of earnings (net income) per share, or EPS, and earnings (net income) before interest, taxes, depreciation and amortization, or EBITDA.

Performance measures for the three most senior executive officers are based solely on the Company’s performance against its corporate objectives. The amounts to be paid for achieving the corporate goals are determined after the end of the year, with 50% of the potential bonus based on achieving the EPS target and 50% based on achieving the EBITDA target. The compensation committee believes that full payment of awards under this plan should be based on meeting the target goals established by the committee. Accordingly, it is possible that no awards will be made to executives in a given year if the minimum performance level of the goals is not met. On the other hand, if targets are significantly exceeded, payments under the annual cash incentive program can reach 200% for the Chief Executive Officer, and 150% each for the Chief Operating Officer and Chief Financial Officer, of the target bonus levels established by the committee for these three executive officers. On average, awards to executive officers under this plan for 2003 were 69% of the target award levels. Bonuses for the other two senior officers (i.e., Controller and Treasurer) are typically based on recommendations by the Chief Executive Officer, taking into account the overall performance of such individuals and the Company’s performance in achieving its targeted EBITDA goal.

Long-Term Incentives. For the past several years, the Company’s primary long-term incentive program has been the awarding of stock options. The Company’s Incentive Compensation Plan, which has been approved by its stockholders, also allows the grant of restricted stock awards, stock appreciation rights and other incentive awards. To date, the Company has only granted stock options as long-term incentive awards. Such awards are intended to provide long-term incentives to the executives to build stockholder value. These awards are subject to vesting periods and limited windows of exercisability upon departure to encourage the executive to remain with the Company.

Factors in determining long-term incentive awards include the specific responsibilities of the executive, individual contributions, market factors, the stock price of the Company and relative cash compensation levels. For a description of the material terms of stock option grants in 2003 pursuant to the Plan, see “Incentive Compensation Plan Information.”

Compensation of Chief Executive Officer

Mr. Hornbeck’s salary was increased for 2003 to $240,000 based on an analysis of market comparables and his blend of salary, potential cash bonus compensation and option awards.

The cash bonus payment paid to Mr. Hornbeck for 2003 recognizes substantial progress in a difficult business environment, including achievement of 89% of the EPS target and 97% of the EBITDA target. Although the Company did not fully attain the target goals established by the committee, the Company achieved strong performance for both targets in the face of challenging market conditions. The committee also considered qualitative achievements toward the Company’s strategic goals. Accordingly, the bonus paid to Mr. Hornbeck was 71% of the target award level that had been established in advance by the committee for 2003.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Bernie W. Stewart (Chairman)
Bruce W. Hunt
David A. Trice

Compensation Committee Interlocks and Insider Participation

None of our executive officers, employees or former executive officers serve on the compensation committee. None of our executive officers serves as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of our board of directors.

Employment Agreements

Todd M. Hornbeck serves as our President, Chief Executive Officer and Secretary, Carl G. Annessa serves as our Vice President and Chief Operating Officer, James O. Harp, Jr. serves as our Vice President and Chief Financial Officer and Paul M. Ordogne serves as our Treasurer. Each of Messrs. Hornbeck, Annessa and Harp serves under an employment agreement, as amended, with an initial term expiring December 31, 2006. On January 1, 2005, and on every January 1 thereafter, each of their agreements will automatically renew for one additional year, unless terminated before any such renewal date by the employee or us. Mr. Ordogne previously served under an employment agreement that expired December 31, 2003.

The employment agreements of Messrs. Hornbeck, Annessa and Harp, in each case, as amended, currently provide for annual base salaries of $240,000, $200,000 and $185,000 respectively, subject to review from time to time by our compensation committee for possible increases based on the employee’s performance. Our board has agreed to award a bonus or bonuses to each of Messrs. Hornbeck, Annessa and Harp if our company meets certain earnings per share and EBITDA targets with respect to any year during which their respective employment agreements are in effect. Our board may, in its discretion, award a smaller bonus if our company does not meet such targets or an additional bonus if our company exceeds such targets. See “Compensation Committee Report on Executive Compensation—Executive Compensation Philosophy” above, for further discussion.

If, during the terms of their respective agreements, we terminate the employment of Messrs. Hornbeck, Annessa or Harp for any reason other than for cause, he will be entitled to receive his salary until the actual termination date of his agreement. If we should undergo a change in control while the agreements are in effect and Messrs. Hornbeck, Annessa or Harp is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary for the year in which the termination occurs and, in general, three times the bonus he received for the previous year.

Mr. Hornbeck has agreed that during the term of his agreement and Messrs. Annessa and Harp have each agreed that during the term of their respective agreements and for a period of one year after termination, they will not (1) be employed by or associated with or own more than five percent of the outstanding securities of any entity that competes with us in the locations in which we operate, (2) solicit any of our employees to terminate their employment or (3) accept employment with or payments from any of our clients or customers who did business with us while employed by us. We may elect to extend Mr. Annessa’s noncompetition period for an additional year by paying his compensation and other benefits for an additional year.

Incentive Compensation Plan Information

Our board of directors and stockholders have adopted an Incentive Compensation Plan. The purpose of the Incentive Compensation Plan is to strengthen our Company by providing an incentive to our employees, officers, consultants, non-employee directors and advisors to devote their abilities and energies to our success. The Plan provides for the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock and performance shares. All outstanding awards relate to our common stock. With the approval of our stockholders, we have reserved 3.5 million shares (after giving effect to a 1-for-2.5 reverse stock split effected on March 5, 2004) of our common stock for issuance pursuant to awards made under the Plan, of which 2,168,956 shares were available for future grants as of May 1, 2004.

The following table summarizes information as of December 31, 2003 about our Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	925,244	$7.45	2,523,756
Equity compensation plans not approved by security holders	—	—	—

Total	925,244	7.45	2,523,756

(1)	Does not include the effect of options to purchase 360,000 shares granted in connection with annual compensation reviews in early 2004.

The Plan is administered by the compensation committee. Subject to the express provisions of the Plan, the compensation committee has full authority, among other things:

•	to select the persons to whom stock, options and other awards will be granted;

•	to determine the type, size and terms and conditions of stock options and other awards; and

•	to establish the terms for treatment of stock options and other awards upon a termination of employment.

Under the Plan, awards other than stock options and stock appreciation rights given to any of our executive officers whose compensation must be disclosed in our annual securities filings and who is subject to the limitations imposed by Section 162(m) of the tax code must be based on the attainment of certain performance goals established by the board of directors or the compensation committee. The performance measures are limited to earnings per share, return on assets, return on equity, return on capital, net profits after taxes, net profits before taxes, operating profits, stock price and sales or expenses. Additionally, the performance goals must include formulas for calculating the amount of compensation payable if the goals are met; and both the goals and the formulas must be sufficiently objective so that a third party with knowledge of the relevant performance results could assess that the goals were met and calculate the amount to be paid.

Consistent with certain provisions of the tax code, there are other restrictions providing for a maximum number of shares that may be granted in any one year to a named executive officer and a maximum amount of compensation payable as an award under the Plan (other than stock options and stock appreciation rights) to a named executive officer.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of May 26, 2004:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our executive officers and all of our executive officers and directors as a group.

Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Shares of Common Stock Beneficially Owned (†)		Percentage of Common Stock Beneficially Owned (%)

Executive Officers and Directors:
Todd M. Hornbeck	1,285,854	(1)	6.2
Carl G. Annessa	93,667	(2)	*
James O. Harp, Jr.	61,739	(3)	*
Timothy P. McCarthy	5,700	(4)	*
Paul M. Ordogne	69,920	(5)	*
Bernie W. Stewart	66,136	(6)	*
Larry D. Hornbeck	111,455	(7)	*
Bruce W. Hunt	37,367	(8)	*
Patricia B. Melcher	55,567	(9)	*
David A. Trice	2,567	(9)	*
Andrew L. Waite	9,918	(10)	*
All directors and executive officers as a group (11 persons)	1,799,890	(11)	8.7
Other 5% Stockholders:
SCF-IV, L.P.	4,727,208	(12)	22.7
Cari Investment Company	2,051,746	(13)	9.9
William Herbert Hunt Trust Estate	2,058,390	(14)	9.9
Rock Creek Capital Group, Inc.	2,060,248	(15)	9.9

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
†	“Beneficial ownership” is a term broadly defined by the Commission in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of May 26, 2004 that such person or group has the right to acquire within 60 days after such date.
(1)	Includes (a) 477,160 shares owned by Troy Hornbeck, over which Todd M. Hornbeck holds voting power pursuant to a power of attorney, (b) 200,000 shares held by several family trusts for which Todd M. Hornbeck either serves as trustee or holds voting power pursuant to powers of attorney and (c) options to purchase an aggregate of 85,500, but does not include other options to purchase 85,500 shares that are held in Mr. Hornbeck’s name for the benefit of Mr. Hornbeck’s former spouse, over which he does not have any dispositive or voting power. Under the terms of a voting arrangement described in “Certain Relationships and Related Transactions,” Todd and Troy Hornbeck may be deemed to be the beneficial owners of the shares beneficially owned by SCF-IV, L.P., as described in the table above and the related footnotes. Todd and Troy Hornbeck disclaim beneficial ownership of all shares beneficially owned by SCF-IV, L.P.
(2)	Includes options to purchase an aggregate of 65,667 shares of common stock.
(3)	Includes options to purchase an aggregate of 45,667 shares of common stock.
(4)	Includes options to purchase an aggregate of 5,200 shares of common stock.
(5)	Includes options to purchase an aggregate of 30,200 shares of common stock.
(6)	Includes options to purchase an aggregate of 21,661 shares of common stock.

(7)	Includes options to purchase an aggregate of 8,967 shares of common stock.
(8)	Includes options to purchase an aggregate of 19,367 shares of common stock. Mr. Hunt is a representative of the William Herbert Hunt Trust Estate. As such, Mr. Hunt may be deemed to have voting and dispositive power over the shares beneficially owned by the Trust Estate. Mr. Hunt disclaims beneficial ownership of the shares owned by the Trust Estate.
(9)	Includes options to purchase an aggregate of 567 shares of common stock.
(10)	Includes options to purchase an aggregate of 9,033 shares of common stock. Mr. Waite serves as Managing Director of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF-IV, L.P. As such, Mr. Waite may be deemed to have voting and dispositive power over the shares beneficially owned by SCF-IV, L.P. Mr. Waite disclaims beneficial ownership of the shares beneficially owned by SCF-IV, L.P. and all shares with respect to which SCF-IV, L.P. has disclaimed beneficial ownership in footnote 12 below.
(11)	Includes options to purchase an aggregate of 313,996 shares of common stock.
(12)	SCF-IV, L.P. is a limited partnership of which the ultimate general partner is L.E. Simmons & Associates, Incorporated. The Chairman of the Board and President of L.E. Simmons & Associates, Incorporated is Mr. L.E. Simmons. As such, Mr. Simmons may be deemed to have voting and dispositive power over the shares owned by SCF-IV, L.P. The address of Mr. Simmons and SCF-IV, L.P. is 6600 J.P. Morgan Chase Tower, 600 Travis Street, Houston, Texas 77002. Pursuant to a voting arrangement entered into between SCF-IV, L.P. and us in connection with our private placement of common stock completed in October 2001, SCF is restricted from voting 269,346 of those shares. See “Certain Relationships and Related Transactions.” Under the terms of such voting arrangement, SCF-IV, L.P. may be deemed to be the beneficial owner of the shares beneficially owned by Todd and Troy Hornbeck and the shares beneficially owned by Cari Investment Company, as described in the table above and the related footnotes. SCF-IV, L.P. disclaims beneficial ownership of all shares beneficially owned by Todd and Troy Hornbeck and Cari Investment Company.
(13)	Cari Investment Company’s address is 1100 Poydras Street, Suite 2000, New Orleans, Louisiana 70163.
(14)	The Trust Estate’s address is 3900 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.
(15)	Rock Creek Capital Group, Inc. is the ultimate general partner of both Rock Creek Partners II, Ltd. and Rock Creek II Co-Investments, Ltd. As such, Rock Creek Capital Group, Inc. may be deemed to have voting and dispositive power over the 1,713,418 shares owned directly by Rock Creek Partners II, Ltd. and the 150,944 shares owned directly by Rock Creek II Co-Investments, Ltd. The address of each of these entities is 1200 River Place Drive, Suite 902, Jacksonville, Florida 32207.

Certain Relationships and Related Transactions

The following is a discussion of transactions between our company and its executive officers, directors and stockholders owning more than 5% of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

Under the terms of a stockholders’ agreement among SCF-IV, L.P., Todd M. Hornbeck, Troy A. Hornbeck, Cari Investment Company and us, Todd and Troy Hornbeck and Cari Investment Company have agreed to vote their shares in favor of SCF-IV, L.P.’s designee to our board, so long as SCF-IV, L.P. owns at least 5% of our outstanding common stock. Under this agreement, SCF-IV, L.P. also agrees to vote its shares in favor of two designees of Todd and Troy Hornbeck and two designees of Cari Investment Company to the board of directors. Cari Investment Company has waived SCF-IV, L.P.’s obligation to vote in favor of Cari Investment Company’s board designees in connection with the recent resignations of Christian G. Vaccari and Richard W. Cryar from our board of directors. Pursuant to a voting arrangement entered into between SCF-IV, L.P. and us, SCF is restricted from voting 269,346 of its shares.

Under the terms of a stockholders’ agreement among Todd M. Hornbeck, Troy A. Hornbeck, Cari Investment Company and us, Todd and Troy Hornbeck and Cari Investment Company are entitled to require us to file a registration statement under the Securities Act of 1933 to sell some or all of the shares of our common stock held by them. We are only required to make one such stand-alone registration for each of Todd and Troy Hornbeck and one for Cari Investment Company. In addition, holders of a majority of the shares of our common stock issued to the Hornbecks and Cari Investment Company on June 5, 1997 and shares issued with equivalent registration rights to other persons or entities may require us to register some or all of such shares if they have not already been registered and may not then be sold under Rule 144(k) of the Securities Act of 1933. Todd and Troy Hornbeck and Cari Investment Company also have the right to include some or all of their shares of common stock in any other registration statement that we file involving our common stock, subject to certain limitations.

Under the terms of a registration rights agreement among the Company, SCF-IV, L.P. and certain other stockholders that purchased shares of our common stock in the private placement of our common stock completed in November 2000 (including, Larry D. Hornbeck, Todd M. Hornbeck, Carl G. Annessa, James O. Harp, Jr., Paul M. Ordogne, Rock Creek Partners II, Ltd. and the William Herbert Hunt Trust Estate), such stockholders have the right to include some or all of such shares, and any shares issued in respect of such shares, in any registration statement that we file involving our common stock, subject to certain limitations. Also under this agreement, the holders of a majority of the shares of our common stock issued in the November 2000 private placement are entitled to require us to file a registration statement under the Securities Act of 1933 to sell some or all of the common stock held by them. At this time, only SCF-IV, L.P. holds a majority of these shares.

Under the terms of a registration rights agreement among the Company and several stockholders that purchased shares of our common stock in a private placement completed in July 2003 (including, Larry D. Hornbeck, Patricia B. Melcher, David A. Trice, James O. Harp, Jr., Rock Creek Partners II, Ltd. and Rock Creek II Co-Investments, Ltd.), such stockholders have the right to include some or all of such shares, and any shares issued in respect of such shares, in any registration statement that we file involving our common stock, subject to certain limitations.

Todd M. Hornbeck, Troy A. Hornbeck and Cari Investment Company have agreed that after we became a reporting company under the Securities Exchange Act of 1934, to give us notice of and an opportunity to make a competing offer regarding a decision by any of them to sell or consider accepting an offer to sell to a single person or entity shares of common stock representing 5% or more of our common stock, other than in compliance with Rule 144 or to an affiliate or family member of the holder. SCF-IV, L.P. has also agreed to give us notice of and an opportunity to make a competing offer regarding a decision by it to sell or consider accepting an offer to sell to a single person or entity shares of common stock representing 5% or more of our common stock. SCF-IV, L.P. is further prohibited from transferring any of its shares of our common stock to any person or entity that is a competitor of ours. In addition, certain purchasers that participated in our 2003 private placement agreed to a similar restriction prohibiting the transfer of any of their shares of our common stock to any person or entity that is a competitor of ours.

The Company has entered into indemnity agreements with its executive officers and directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an executive officer and director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. These agreements are in addition to the indemnification provided to the Company’s officers and directors under its Bylaws in accordance with Delaware law.

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the NYSE. Officers, directors and greater than 10% stockholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Our officers and directors were not subject to the Section 16(a) reporting requirements during the most recently completed fiscal year.

Audit Committee Report

In accordance with its written charter adopted by the board of directors, the audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In keeping with that responsibility, the audit committee has met and held discussions with management and the independent auditors. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, with and without management present. In addition, the audit committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”. The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. The audit committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The audit committee reviewed with the independent auditor its audit plans, audit scope and identification of audit risks.

The audit committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent auditors, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission. The audit committee has also selected and recommended to the stockholders for ratification the reappointment of Ernst & Young LLP as independent accountants and auditors for the 2004 fiscal year.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Patricia B. Melcher (Chairman)
Bruce W. Hunt
Bernie W. Stewart

Other Matters

Neither us nor any of the persons named as proxies knows of matters other than those described above to be voted on at the 2004 Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the board of directors.

Our 2003 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

Stockholders may obtain additional copies of our Annual Report on Form 10-K most recently filed with the Commission without charge by writing to our Corporate Secretary at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. Our Annual Report on Form 10-K and other filings with the Commission may also be accessed on our website at www.hornbeckoffshore.com.

By order of the Board of Directors,

Todd M. Hornbeck
Secretary

EXHIBIT A

HORNBECK OFFSHORE SERVICES, INC.

AUDIT COMMITTEE CHARTER

Composition

The Audit Committee of Hornbeck Offshore Services, Inc. (the “Committee”) shall have at least three members (the “Members”), each of whom shall be directors of Hornbeck Offshore Services, Inc. (the “Company”). The Members of the Committee shall be elected by the Board at the meeting of the Board immediately following the annual stockholder meeting and shall hold office until their successors are duly elected and qualified. Members shall be independent (as defined by all applicable rules and regulations) and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of such member’s independent judgment as a member of the Committee. To be considered independent, Members shall meet applicable Securities and Exchange Commission, stock exchange and regulatory body standards.

One Member shall be appointed Committee Chairman by the Board. The appointment shall be made annually at the meeting of the Board immediately following the annual stockholder meeting or at the first meeting to be held following the occurrence of any vacancy in the office of the Committee Chairman. The Committee Chairman shall have such accounting or related financial management expertise as is required by applicable Securities and Exchange Commission, stock exchange and regulatory body standards. Each Member shall be able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement and at least one Member shall be a “financial expert” in compliance with the criteria established by the Securities and Exchange Commission and other relevant regulations. The existence of such Member shall be disclosed in periodic filings as required by the Commission.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, and overseeing the Company’s system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee and the Company’s independent auditors, internal accounting personnel and management of the Company.

Authority

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other experts for this purpose. All employees are directed to cooperate as requested by the Committee or any of its Members for Committee purposes. The Committee may request any officer or employee of the Company, the Company’s outside counsel or the Company’s independent auditor to attend a meeting of the Committee or to meet with any Member or any consultants to the Committee.

Responsibilities

As its primary responsibility, the Committee shall oversee the Company’s financial reporting process on behalf of the Board and report the results of the Committee’s activities to the Board. Management shall be responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

Meetings

The Committee shall meet at least once during each fiscal quarter, and as many additional times as the Committee shall deem necessary or appropriate. Each regularly scheduled meeting shall conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. To foster open communication, the Committee shall meet periodically with management, the director of the internal auditing function, if applicable, and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee shall also meet quarterly with the independent auditors and management to discuss the annual audited and quarterly financial statements and the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Minutes

The Committee shall designate a secretary, who shall prepare or cause to be prepared the minutes of each meeting and file such minutes with the corporate records of the Company. The secretary shall send, or cause to be sent, copies of such minutes to each of the Members and to each of the members of the Board who are not Members.

Duties

The Board believes that the policies and procedures of the Committee should remain flexible, to best react to changing conditions and circumstances. The Committee shall take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior. The following duties are set forth as a guide with the understanding that the Committee will supplement them as appropriate in accordance with changing conditions and compliance with applicable laws and regulations.

The Committee shall appoint, retain and terminate the independent auditor, subject to applicable stockholder ratification, and the independent auditor shall report directly to the Committee. The Committee shall directly oversee the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall review and evaluate the performance of the lead partner of the Company’s independent auditor team and ensure the rotation of the audit engagement team as set forth in the rules and regulations of the Securities and Exchange Commission. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform any specific non-audit services prohibited by law or regulation to be performed by the independent auditor in such circumstances. The Committee may delegate pre-approval authority to a Member. The decisions of any Member to whom pre-approval authority is delegated shall be presented to the full Committee at its next scheduled meeting.

At least annually, the Committee shall obtain and review a report by the independent auditor describing:

•	The independent auditor’s internal quality control procedures;

•	Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

The Committee shall set clear hiring policies for employees or former employees of the independent auditor that comply with all Securities and Exchange Commission regulations and stock exchange listing standards.

The Committee shall discuss with the internal auditors, if applicable, and the independent auditor the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee shall discuss with management, the internal auditors, if applicable, and the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function and the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor and manage business risk, and the Company’s legal and ethical compliance programs, and shall make recommendations to management with respect thereto.

The Committee shall periodically meet separately with management, the internal auditors, if applicable, and the independent auditor to discuss issues and concerns warranting the attention of the Committee. The Committee shall provide sufficient opportunity for the internal auditors, if applicable, and the independent auditor to meet privately with the Members of the committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The Committee shall receive a report from the independent auditor, before the filing of its audit report with the Securities and Exchange Commission, on all critical accounting policies and practices of the Company, all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion.

The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditor before the filing of the Company’s Quarterly Reports on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditor under generally accepted auditing standards.

The Committee shall review with management and the independent auditor the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed before the filing of the Annual Report on Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters. The Committee shall review with the Company’s counsel legal compliance matters, including corporate securities trading policies and any legal matter that could have a significant impact on the Company’s financial statements and shall receive Company legal counsel’s reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall prepare the report required by the regulations of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

The Committee shall periodically review with the internal audit director, if applicable, any significant difficulties, disagreements with management or scope restrictions encountered in the course of the internal audit operations and review at least annually the internal audit charter, recommending any necessary changes.

The Committee shall review with the independent auditor, the internal auditing department, if applicable, and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively. In connection with such annual evaluation, the Committee shall review, update and assess the adequacy of this Charter and make recommendations with respect to proposed changes to the Board for its approval.

2004 ANNUAL MEETING OF STOCKHOLDERS OF

HORNBECK OFFSHORE SERVICES, INC.

June 30, 2004

Please complete, date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

* Please detach and mail in the envelope provided *

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors – To elect three Class I directors to serve on the Company’s board of directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal:
	FOR ALL NOMINEES	FOR ALL EXCEPT (See instruction below)	AGAINST/ ABSTAIN FOR ALL NOMINEES	2.	Ratification of Selection of Auditors – To ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the current fiscal year:

	☐	☐	☐		FOR	AGAINST	ABSTAIN
					☐	☐	☐
				3.	Other business – To transact such other business as may properly come before the meeting and any adjournments thereof.
NOMINEES: ( ) Bernie W. Stewart
( ) Bruce W. Hunt
( ) Andrew L. Waite

INSTRUCTION: To vote against or abstain from voting for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to vote against or abstain from voting for, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder                   Date:                   Signature of Stockholder                   Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HORNBECK OFFSHORE SERVICES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2004 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2004

The undersigned, revoking any previous proxies for such stock, hereby appoints Todd M. Hornbeck and James O. Harp, Jr., proxies of the undersigned with full power of substitution to each, to vote all shares of common stock of Hornbeck Offshore Services, Inc. which the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders of Hornbeck Offshore Services, Inc. to be held on June 30, 2004, and all postponements or adjournments thereof, with all the power the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned on the reverse side and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting. The board of directors recommends a vote “FOR” the three director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP. This Proxy when properly executed will be voted as directed. If no direction is made, it will be voted “FOR” the three director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP.

Whether or not you plan to attend this meeting, please complete, sign, date and return this proxy card promptly in the enclosed postage-paid envelope.

(Continued and to be signed on the reverse side)